UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT 1934

Date of Report (Date of earliest event reported): September 16, 2013

SELWAY CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-54527	27-4563770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Ford Road Suite 230 Denville, NJ		07834
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(973) 983-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 16, 2013, the Board of Directors of Selway Capital Acquisition Corporation (the “Company”), after consultation with, and upon recommendation from, management of the Company, concluded that the previously issued audited financial statements for the years ended December 31, 2011 and 2012 of Healthcare Corporation of America (“HCCA”), and the previously issued unaudited financial statements for the quarter ended March 31, 2013 of HCCA, should no longer be relied upon and that disclosure should be made, and action should be taken, to prevent future reliance on such financial statements. The Company acquired HCCA in April 2013. HCCA will restate its financial statements for the years ended December 31, 2011 and 2012 and the quarters ended March 31, 2013 and March 31, 2012.

While conducting a review of HCCA’s financial statements in connection with upcoming public filings, the Company discovered that (i) certain accounts payables were overstated as of December 31, 2011and that certain accounts payables were erroneously cancelled and recorded as revenues in 2012 (ii) certain revenues that should have been recorded in 2011 were recorded in 2012, (iii) due to erroneous cut off procedures, operating expenses that were paid in the second quarter of 2013 were not properly accrued as of March 31, 2013, and (iv) during the quarter ended March 31, 2013, the Company failed to amortize a certain loan discount relating to loans received in 2012. These errors are in addition to the errors that were reported by the Company previously and relate to errors in the restated financial statements that were filed by the Company on May 16, 2013. The Company is continuing to review its previously filed financial statements in an attempt to discover additional material errors and misstatements that will require further revisions to its previously filed financial statements.

HCCA will correct the below described errors by appropriately correcting the accounts and eliminating the accounting errors. These errors will result in material weaknesses in internal control over financial reporting which will be noted in the amended filings. In order to help prevent similar accounting errors in the future, the Company has hired a new CFO effective as of June 3, 2013 and instituted new procedures and controls where all material schedules and related journal entries are reviewed by the CFO on a monthly basis. In addition, the Company is in the process of locating independent directors eligible to serve on an audit committee, which the Company’s Board of Directors expects to form once suitable independent directors are on the Board of Directors.

The Company’s authorized officers have discussed the foregoing matters with the Company’s current independent registered public accounting firm, BDO USA LLP, which was appointed on June 28, 2013 to audit the Company’s financial statements for the six months ended June 30, 2013 (which is the new fiscal year end for the Company). The Board of Directors has authorized and directed that the officers of the Company take the appropriate and necessary actions to amend and restate the Current Report on Form 8-K dated April 10, 2013, pursuant to which HCCA’s financial statements were filed with the Securities and Exchange Commission.

The current approximate impact of the errors described above on HCCA’s historical and previously filed financial statements is as follows:

Year ended December 31, 2011

For the balance sheet as of December 31, 2011, HCCA overstated its accounts payable by approximately $1.8 million and understated its accounts receivables by approximately $700,000 and correspondingly overstated its accumulated deficit by approximately $2.5 million. The excess accounts payable represents excess accrual of claims payable and the understated receivable represents amount collected in 2012 in consideration for services rendered in 2011 that was erroneously recorded as revenues in 2012 and omitted from revenues in 2011. For the Consolidated statement of Operations for the year Ended December 31, 2011, HCCA understated its revenues by approximately $1.3 million and overstated its cost of Sales by approximately $1.2 million, thereby overstating its net loss for the year ended December 31, 2011 by $2.5 million.

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Year ended December 31, 2012

For the balance sheet as of December 31, 2012, no errors were found as of the date this Current Report on Form 8-K was filed.

For the Consolidated statement of Operations for the year Ended December 31, 2012, HCCA overstated its revenues by approximately $2.6 million and overstated its cost of revenues by approximately $100,000, thereby understating its net loss for the year ended December 31, 2012 by $2.5 million.

Quarter ended March 31, 2013

For the balance sheet as of March 31, 2013, HCCA understated its Total Current Liabilities by approximately $1 million and correspondently understated its accumulated deficit by approximately $1 million. The understatement of Total Current Liabilities represents accruals of expenses of approximately $750,000 that were paid in the quarter ended June 30, 2013 but should have been accrued as of March 31, 2013 and amortization of loan discount of approximately $250,000 that was not recorded in the quarter ended March 31, 2013.

For the Consolidated Statement of Operations for the quarter ended March 31, 2013, HCCA understated its Cost of Revenues by approximately $500,000, understated its other operating expenses by approximately $250,000 and understated its interest expense by approximately $250,000, thereby understating its net loss for the three months ended March 31, 2013 by approximately $1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELWAY CAPITAL ACQUISITION CORPORATION

Dated: September 19, 2013

	By:	/s/ Yoram Bibring
Name: Yoram Bibring Title: Chief Financial Officer

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